Exhibit 5.2

July 15, 2021

Ameris Bancorp

3490 Piedmont Road N.E.

Suite 1550

Atlanta, Georgia 30305

Ladies and Gentlemen:

We have acted as counsel to Ameris Bancorp, a Georgia corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-200597) (the “Post-Effective Amendment”), which is being filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Act”), with respect to 323,364 shares of the common stock, $1.00 par value per share, of the Company (the “Shares”) which may be issued pursuant to the Ameris Bancorp 2021 Omnibus Equity Incentive Plan (the “2021 Plan”), such shares having originally been authorized for issuance under the Ameris Bancorp 2014 Omnibus Equity Compensation Plan (the “2014 Plan” and, together with the 2021 Plan, the “Plans”), all as further described in the “Explanatory Note” to the Post-Effective Amendment. We are furnishing this opinion letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

In connection with our opinion set forth below, we have examined the Post-Effective Amendment; the Company’s Articles of Incorporation, as amended; the Company’s Bylaws, as amended and restated; records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter; and the Plans. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion set forth below. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Rogers & Hardin LLP | 2700 International Tower | 229 Peachtree Street NE | Atlanta, GA 30303 | 404.522.4700 Phone | 404.525.2224 Fax | rh-law.com

Ameris Bancorp

July 15, 2021

Our opinion set forth below is limited to the laws of the State of Georgia that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Plans, and we do not express any opinion herein concerning any other laws.

Based on the foregoing, it is our opinion that the Shares have been duly authorized for issuance and, when issued by the Company against payment therefor in accordance with the terms of the 2021 Plan, will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Post-Effective Amendment and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Rogers & Hardin LLP